Exhibit 99

Non-Employee Director Compensation Program

Members of the Board of Directors (the “Board”) of National Patent Development Corporation (the “Company”) who are not also officers or employees of the Company (“Non-Employee Directors”) shall be entitled to receive the following:

·	Annual compensation of $5,000, paid in quarterly installments of $1,250.

·	$1,500 for each Board meeting attended in person and $500 for each Board meeting attended by means of a conference telephone connection.

In addition to the foregoing compensation:

·
Non-Employee Directors who serve on the Audit Committee shall also be entitled to receive for such service annual compensation of $5,000, paid in quarterly installments of $1,250 (except that the Chairman of the Audit Committee shall be entitled to receive annual compensation of $7,500, payable in quarterly installments of $1,875), plus $1,500 for attendance at each meeting of the Audit Committee, whether attended in person or by telephone, except that the per meeting attendance fee shall be reduced to $750 for attendance at any Audit Committee meeting held on the same day as a regular or special meeting of the Board; and

·
Non-Employee Directors who serve on the Compensation Committee and Non-Employee Directors who serve on the Nominating and Corporate Governance Committee shall also be entitled to receive for service on each such Board committee annual compensation of $3,000, paid in quarterly installments of $750 (except that the Chairman of each such Committee shall receive annual compensation of $5,000, payable in quarterly installments of $1,250), plus $1,000 for attendance at each meeting of such Committee, whether attended in person or by telephone, except that the per meeting attendance fee shall be reduced to $500 for attendance at any meeting held on the same day as a regular or special meeting of the Board.

At the option of the Non-Employee Director, the sums designated above as “annual compensation” may be paid in either cash or common stock of the Company; provided that (i) the option to receive Company common stock shall be exercisable by notice to the Company at any time prior to the payment of one or more quarterly payments of annual compensation, and (ii) common stock issued in lieu of annual compensation shall be valued at the average between the closing bid and ask price on the day prior to the date upon which the annual compensation became payable, and (iii) all right, title and interest in and to Company common stock issued pursuant hereto shall vest in the receiving Non-Employee Director upon issuance, and (iv) payment in Company common stock may only be available if such payment may be made without registration or other similar actions and in compliance with all relevant laws and regulations.